EXHIBIT 12

               AIRBORNE FREIGHT CORPORATION AND SUBSIDIARIES
                         RATIO OF TOTAL LONG-TERM
                       DEBT TO TOTAL CAPITALIZATION

                                                    DECEMBER 31, 1998
                                                    -----------------
                                                  (Dollars in thousands)

LONG-TERM DEBT:
   Revolving Credit Agreement                            $      --
   Money Market Lines of Credit                              29,000
   Senior Notes                                             200,000
   Refunding Revenue Bonds                                   13,200
   Other                                                      7,359
                                                           --------
                                                            250,559
   Less Current Portion                                         410
                                                           --------
     Total Long-term Debt                                $  249,149
                                                           ========
TOTAL CAPITALIZATION:
   Long-term Debt                                        $  249,149
   Deferred Income Taxes                                     88,838
   Shareholders Equity, Net                                 769,152
                                                           --------
     Total Capitalization                                $1,107,139
                                                           ========
RATIO OF TOTAL LONG-TERM DEBT TO TOTAL CAPITALIZATION         22.5%
                                                           ========